Exhibit 3.3

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

EMPI, INC.

The undersigned,             , Secretary of Empi, Inc., a Minnesota Corporation (the “Corporation”), hereby certifies that:

(1)	The name of the Corporation is Empi, Inc.

(2)	The Corporation’s Articles of Incorporation have been amended and restated to read in their entirety as follows:

ARTICLE I

NAME

The name of the Corporation is Empi, Inc.

ARTICLE II

REGISTERED OFFICE

The registered office of the Corporation is located at 599 Cardigan Road, St. Paul, Minnesota 55126-4099.

ARTICLE III

CAPITAL STOCK

3.1 The aggregate number of shares of stock that the Corporation is authorized to issue is              shares, par value $             per share, of which              shares are designated as common shares (the “Common Stock”) and              shares are undesignated (the “Undesignated Capital Stock”). The shares of Common Stock and Undesignated Capital Stock are referred to collectively as the “Capital Stock.”

3.2 Authority is hereby expressly vested in the Board of Directors of the Corporation, subject to limitations prescribed by law, to authorize the issuance from time to time of one or more classes or series of Undesignated Capital Stock and, with respect to each such class or series, to determine or fix the voting powers, full or limited, if any, of the shares of such class or series and the designations, preferences, and relative, participating, optional, or other special rights and the qualifications, limitations, or restrictions thereof, including, without limitation, the determination or fixing of the rates of and terms and conditions upon which any dividends shall be payable on such class or series, any terms under or conditions on which the shares of such class or series may be redeemed, any provision made for the conversion or exchange of the shares of such class or series for shares of any other class or classes or of any other series of the same or any other class or classes of the Corporation’s Capital Stock, and any rights of the holders of the shares of such class or series upon the voluntary or involuntary liquidation, dissolution, or winding up of the Corporation.

ARTICLE IV

NO CUMULATIVE VOTING

No holder of shares of Capital Stock of the Corporation shall have any cumulative voting rights.

ARTICLE V

NO PREEMPTIVE RIGHTS

No holder of shares of Capital Stock of the Corporation shall be entitled as such, as a matter of right, to subscribe for, purchase, or receive any part of any new or additional issue of stock of any class or series whatsoever or other securities, or of securities convertible into or exchangeable for or carrying any other right to acquire any stock of any class or series whatsoever or other securities, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend. The Corporation shall have the power, however, in its discretion to grant such rights by agreement or other instrument to any person or persons (whether or not they are shareholders).

**[ARTICLE VI

CONTROL SHARE ACQUISITION STATUTE NOT APPLICABLE

Neither Section 302A.671 of the Minnesota Statutes nor any successor statute thereto shall apply to, or govern in any manner, the Corporation or any control share acquisition of shares of Capital Stock of the Corporation or limit in any respect the voting or other rights of any existing or future shareholder of the Corporation or entitle the Corporation or its shareholders to any redemption or other rights with respect to outstanding Capital Stock of the Corporation that the Corporation or its shareholders would not have in the absence of Section 302A.671 of the Minnesota Statutes or any successor statute thereto.]

**[ARTICLE VII

LIMITED APPLICABILITY OF BUSINESS COMBINATION STATUTE

Neither Section 302A.673 of the Minnesota Statutes nor any successor statute thereto shall apply to any business combination (as defined in Chapter 302A of the Minnesota Statutes) of the Corporation with, with respect to, proposed by, or on behalf of, or pursuant to any written or oral agreement, arrangement, relationship, understanding, or otherwise with, any interested shareholder (as defined in Chapter 302A of the Minnesota Statutes) whose share acquisition date (as defined in Chapter 302A of the Minnesota Statutes) is either before the date on which the Corporation becomes a publicly held corporation (as defined in Chapter 302A of the Minnesota Statutes) or on that date, but prior to the time the Corporation becomes a publicly held corporation (or any affiliate or associate (each as defined in Chapter 302A of the Minnesota Statutes) of any such interested shareholder),

including              (and each affiliate and associate thereof). All references in this Article VII to Chapter 302A of the Minnesota Statutes shall be deemed to include all amendments and successor statutes thereto.]

**[ARTICLE VIII

DISSENTERS’ RIGHTS

To the extent permitted by Chapter 302A of the Minnesota Statutes, no action set forth in paragraph (a) of Section 302A.471, subdivision 1, of the Minnesota Statutes (including any amendment or successor statute thereto) shall create any right of any shareholder of the Corporation to dissent from, and obtain the fair value of the shareholder’s shares in the event of, any such action.]

ARTICLE IX

WRITTEN ACTION OF THE BOARD OF DIRECTORS

Any action required or permitted to be taken at a meeting of the Board of Directors of the Corporation not needing approval by the shareholders under Chapter 302A of the Minnesota Statutes may be taken by written action signed by the number of directors that would be required to take such action at a meeting of the Board of Directors at which all directors are present.

**[ARTICLE X

CLASSIFICATION OF THE BOARD OF DIRECTORS

10.1 The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than      nor more than      persons, who need not be shareholders. The number of directors may be increased by the shareholders or Board of Directors or decreased by the shareholders; provided, however, that any change in the number of directors on the Board of Directors (including, without limitation, changes at annual meetings of shareholders) must be approved by the affirmative vote of at least 75% of the voting power of all outstanding shares entitled to vote, entitled to be cast by the holders of all then-outstanding voting shares, voting together as a single class, unless such change shall have been approved by a majority of the entire Board of Directors. If such change shall not have been so approved, the number of directors shall remain the same. The directors shall be divided into three classes, designated Class I, Class II, and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors.

10.2 At the 2005 annual meeting of shareholders, Class I directors shall be elected for a one-year term, Class II directors for a two-year term, and Class III directors for a three-year term. At each succeeding annual meeting of shareholders beginning in 2006, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class. In no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which the director’s term expires and until a successor shall be elected and qualify, subject, however, to prior death, resignation, retirement, disqualification, or removal from office. Removal of a director from office (including a director named by the Board of Directors to fill a vacancy or newly created directorship), with or without cause, shall require the affirmative vote of not less than 75% of the voting power of all outstanding shares entitled to vote, voting together as a single class. Any vacancy on the Board of Directors, that results from an increase in the number of directors shall be filled by a majority of the Board of Directors then in office, and any other vacancy occurring in the Board of Directors shall be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of such director’s predecessor.

10.3 Notwithstanding the foregoing, whenever the holders of any one or more classes of preferred or preference stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies, and other features of such directorships shall be governed by or pursuant to the applicable terms of the certificate of designation or other instrument creating such class or series of preferred stock, and such directors so elected shall not be divided into classes pursuant to this Article X unless expressly provided by such terms.

10.4 Notwithstanding any other provisions of these Articles of Incorporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law or these Articles of Incorporation), the affirmative vote of the holders of not less than 75% of the voting power of all shares entitled to vote, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article X.]

ARTICLE XI

To the full extent that Chapter 302A of the Minnesota Statutes, as it exists on the effective date of this Article XI or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of this Article XI shall not adversely affect any right or protection as a director of the Corporation for or with respect to any acts or omission of such director occurring prior to such amendment or repeal.

*             *             *

(3) The foregoing amendment and restatement has been adopted pursuant to Chapter 302A of the Minnesota Statutes.

IN WITNESS WHEREOF, I have hereunto set my hand this              day of                     , 2004.

[Print Name]

Secretary

M1:1081259.02

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